EXHIBIT 99.1

Harris Provides Preliminary Earnings Estimate for
First Quarter Fiscal Year 2004

MELBOURNE, Florida, September 29, 2003 – Harris Corporation (NYSE:HRS) today announced preliminary results for the first quarter of fiscal year 2004. Earnings are expected to be $.37 to $.38 per diluted share, compared to $.30 per share in the first quarter of fiscal 2003.

“Our earnings for the first quarter are expected to exceed current market estimates as a result of stronger than expected performance in our two government segment businesses,” said Howard L. Lance, chairman and CEO. Revenue in the first quarter of fiscal 2004 is expected to be $540 to $550 million, compared to $450.2 million in the prior-year quarter. As anticipated, there will be no contribution from non-operating income in the first quarter, compared to $16.2 million, or $.16 per diluted share, in the prior-year quarter.

“Strong revenue and profit growth continued in our Government Communications Systems and RF Communications businesses,” Lance said. “Harris continues to respond to near-term requirements by the U.S. military, homeland defense and classified customers, and is participating in long-term modernization programs for government communications networks and infrastructure.

“As expected, fiscal year 2003 cost reductions are having a positive impact across our commercial businesses. The Network Support business is expected to be profitable for the quarter with improving revenue. Microwave segment revenue is expected to improve compared to the prior-year quarter and its operating loss will narrow significantly. Revenue in the Broadcast business is expected to be weaker than the prior-year quarter, principally in studio products and systems, as a result of continued delays in capital spending by broadcast customers.

“This early success in our first quarter gives us increased confidence in the fiscal year 2004 guidance of $1.50 to $1.65 per diluted share that we announced on July 23,” Lance said. “The strength and timing of a broad-based economic recovery, however, is still unclear and may continue to dampen some of our commercial business prospects.”

Harris will announce actual first quarter results on Tuesday, October 21, 2003, at 4:00 p.m. ET and will host a teleconference at 5:00 p.m. ET to review these results. The dial-in number for the teleconference is (719) 457-2625 and the access code is #266982. Please allow at least 10 minutes prior to the scheduled start time to connect to the teleconference. A replay of the teleconference will be available beginning at 8:00 p.m. ET on the 21st and will run until midnight ET on Tuesday, October 28. To access the replay, please call (719) 457-0820, access code #266982. The conference call also will be broadcast live via the Internet at www.harris.com/conference-call. A recording of the call will be available on the Company’s website beginning at 7:00 p.m. ET on October 21.

Harris Corporation is an international communications technology company focused on providing product, system and service solutions for government and commercial customers. The company’s five operating divisions serve markets for government communications, tactical radio, broadcast, microwave, and network support systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

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Forward-Looking Statement
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: expected earnings and revenues for the first quarter of fiscal 2004, expectations for strong performance in our government-related businesses, and earnings guidance for fiscal 2004. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: uncertain economic conditions which make it difficult to estimate growth in the Company’s markets and, as a result, future income and expenditures; the ability to meet cost reduction goals; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of the Company’s currency hedging program; government import and export policies and other government regulations; the fair values of the Company’s portfolio of passive investments, which are subject to significant price volatility or erosion; the Company’s ability to continue to develop new products that achieve market acceptance; strategic acquisitions and the risks and uncertainties related thereto; potential changes in government or customer priorities due to program reviews or revisions to strategic objectives, including potential failure to fund government contracts; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; potential claims that the Company is infringing the intellectual property of third parties; the successful resolution of patent infringement claims and litigation, and the ultimate outcome of other litigation and legal matters. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com
Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.